Exhibit 99.1

NASDAQ:GFED www.gbankmo.com For Immediate Release

Contact:	Shaun A. Burke, President & CEO
Guaranty Federal Bancshares, Inc. and Guaranty Bank
1341 W. Battlefield
Springfield, MO 65807
417.520.4333

Guaranty Federal Bancshares, Inc. Exits TARP With Repurchase Of Warrant From U.S. Treasury

SPRINGFIELD, MO–(May 15, 2013)–Guaranty Federal Bancshares, Inc. (Nasdaq:GFED), the holding company (the “Company”) for Guaranty Bank, announced today that it completed the repurchase of the warrant issued to the United States Department of the Treasury (the “Treasury”) in 2009 as part of the Treasury’s Troubled Asset Relief Program’s (TARP) Capital Purchase Program. The warrant provided the right to purchase 459,459 shares of the Company’s common stock at a price of $5.55 per share. The Company and the Treasury agreed upon a repurchase price of $2,003,250 for the warrant.

The Treasury no longer has any equity interest in the Company as a result of the Company’s repurchase of the warrant. In June 2012, the Company repurchased $5 million of the $17 million in preferred stock originally sold to the Treasury in 2009. In April 2013, the Treasury sold the remaining $12 million of preferred stock at a private auction to entities unrelated to the Company.

Shaun A. Burke, President and CEO of Guaranty Federal Bancshares, Inc. and Guaranty Bank commented, "We are pleased to have been able to negotiate a fair price with the Treasury on the repurchase of the warrant. This investment evidences our financial strength and will eliminate the shareholder dilution that would have occurred had the warrant been exercised rather than repurchased. The conclusion of our participation in the TARP program will allow us to focus on strengthening our customer relationships and maximizing value to our shareholders."

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and loan production offices in Webster and Taney counties. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; and fluctuation in inflation.